News Release

H&R BLOCK REPORTS FISCAL 2009 RESULTS WITH EARNINGS FROM CONTINUING OPERATIONS OF $1.53 PER SHARE1

•	Income from continuing operations grows 15.0% to $513 million
•	EPS from continuing operations grows from $1.36 to $1.53 per share
•	Consolidated net income increases to $486 million, or $1.45 per share, compared with a net loss of $309 million or $(0.94) per share in FY08
•	Tax Services pretax income increases 13.7%; pretax margin grows by 320 bps
•	RSM McGladrey pretax income up 8.2%; pretax margin grows by 130 bps
•	Net worth grows by 42%; Company ends year with net cash position of $600 million
•	FY10 earnings from continuing operations expected to be $1.60 - $1.80 per share

For Immediate Release June 29, 2009

KANSAS CITY, Mo. – H&R Block, Inc. (NYSE: HRB) today reported that income from continuing operations for the fiscal year ended April 30, 2009, grew 15.0% to $513.1 million, or $1.53 per share, compared to $445.9 million, or $1.36 per share in the prior year. The growth in earnings per share came notwithstanding an increase of 2.2% in diluted shares outstanding, and after absorbing $0.11 per share in provisions for loan losses relating to the mortgage loan portfolio held by H&R Block Bank.

Tax Services pretax income was $893.8 million, up 13.7% from $785.8 million in the prior year.  Pretax margin for the Tax Services segment improved 320 basis points over the prior year.  Business Services (RSM McGladrey) pretax income was $96.1 million, up 8.2% from $88.8 million during the prior year.  Pretax margins in Business Services rose 130 basis points over the prior year.

Full year revenues were essentially flat at $4.1 billion.  Tax Services revenues grew 1.5% to $3.0 billion, compared to the prior period. Business Services revenues declined 4.7% to $897.8 million from $941.7 million in the prior period due to decreased performance in the Capital Markets business, and a change in reporting relating to accounting for leased employees.  Core Tax and Consulting revenues grew 4.1% in 2009.

___________________________________

1 All per share amounts are based on fully diluted shares.

“During the past year H&R Block significantly improved earnings and profit margins despite the overall economy.  We increased net worth by $418.0 million, or 42.3%.  A positive swing of $1 billion moved us from a net debt position to a net cash balance sheet at the end of our fiscal year for the first time in four years,” said Richard C. Breeden, H&R Block Chairman.  “In addition to bringing in Russ Smyth as CEO last August, we recently restructured our tax management to flatten the structure, promote accountability and drive greater innovation and flexibility in retail operations,” added Mr. Breeden.  “We believe our greatly enhanced financial strength and new management will allow us to achieve significant improvements in both products and client service for the future as well as to achieve further cost reductions,” said Mr. Breeden.

Consolidated net income for fiscal 2009 was $485.7 million, or $1.45 per share.  This compares to a prior-year loss of $308.6 million, or $(0.94) per share.

Tax Services

Total tax returns prepared in U.S. company-owned offices declined 2.8%, while net average fee per tax return in company-owned offices increased 6.8%.  Overall, U.S. retail tax returns prepared fell 5.8% while the net average retail fee per return prepared increased 7.2%.  The increase in retail net average fee resulted primarily from the effects of a higher complexity of tax returns and a continuing growth among clients with higher adjusted gross income levels.

Tax returns prepared using H&R Block Online tax products and TaxCut® software increased in fiscal 2009 by more than 900,000, or 21.1%.  Returns prepared online grew 45.2% and software-prepared returns increased 1.7%.  The substantial online growth reflects H&R Block’s introduction this year of new products, including a “free” federal online filing product and associated fee-bearing upgrades, including state tax returns.  Returns prepared through the IRS Free File Alliance (FFA) declined by 665,000, or 45.8%, as clients migrated to H&R Block Online offerings.  Total returns prepared by H&R Block’s digital tax solutions, including FFA, increased 4.2%.

“We achieved ambitious targets for earnings in our tax business in fiscal 2009, and demonstrated we could win market share in the critical digital and online segment of the market. While our retail customer decline was not acceptable, we believe that we have identified a set of initiatives that can significantly improve the overall client experience.  We are determined to improve our brand position among clients across the income spectrum, and to drive quality in everything we do. Notwithstanding the challenges last year, we see significant opportunities in the coming years to transform our client service culture,” said Russ Smyth, president and CEO.

 RSM McGladrey

RSM McGladrey (Business Services) reported an 8.2% improvement in fiscal 2009 pretax income to $96.1 million, despite revenues declining 4.7% to $897.8 million.  RSM McGladrey’s margin improved to 10.7% from 9.4% in the prior year, reflecting growth in its core businesses and the benefit of cost reduction efforts.

Revenues for the segment’s core tax and consulting services were up 3.6% and 5.2%, respectively, for a combined increase of $28.2 million, driven in part by higher billed rates per hour in tax.  Those gains were offset by a $32.9 million decline in capital markets revenues, and by lower contract services revenues and a change in financial reporting.  Amounts reported in previous years as leased-employee revenue have been eliminated in the current year. However, this reporting change did not affect earnings as related costs were also eliminated.

H&R Block Bank

H&R Block Bank (Consumer Financial Services) reported a pretax loss of $14.5 million for the fiscal year 2009, compared to pretax income of $11.5 million in the prior year.  The Emerald suite of products offered to tax clients posted pretax income of approximately $70 million, compared to approximately $10 million in the prior year.  During fiscal 2009 the Bank issued more than 2.9 million H&R Block Emerald Prepaid MasterCards® and funded $720 million in Emerald Advance lines of credit.

The Company recorded $63.9 million in loan loss provisions during the year, and an $11.9 million write-down of real estate owned.  The Bank experienced a decline of $28.5 million in mortgage loan interest income, reflecting the continuing planned runoff of the aggregate portfolio as well as loan delinquencies.  The Bank’s total mortgage loan portfolio net of reserves was $966.3 million at April 30, 2008, and was reduced by $221.4 million to $744.9 million at April 30, 2009.

Outlook

The Company expects fiscal 2010 earnings from continuing operations to be in the range of $1.60 to $1.80 per share.

“Moving forward, we are repositioning our core tax business for renewed and sustainable growth, while continuing to take excessive costs out of the retail structure.  We have recently changed advertising firms, and plan new and more effective marketing efforts during the coming year.  We also plan other steps designed to do a better job of attracting and retaining tax clients, and significantly improving the overall client experience,” said Russ Smyth.  “At the same time, we believe we have significant opportunities to continue to grow our digital business.  We will improve our digital products for next year, and better integrate digital and retail operations and products.  We believe we can create a more seamless operation capable of serving our clients the way they want to be served,” added Smyth.

Balance Sheet

At April 30, 2009, the Company had unrestricted cash of $1.7 billion, and total outstanding debt of $1.1 billion.  Net worth at April 30, 2009, was $1.4 billion, an increase of 42.3% compared with the prior year end.  Tangible net worth increased $334.4 million to $169.6 million at April 30, 2009.

Share Repurchase

Pursuant to the previously announced Board of Directors authorization to purchase up to $2.0 billion of the Company’s common stock, during the fourth quarter of fiscal 2009, the Company repurchased 5.6 million shares at an aggregate price of $98.7 million, or an average price of $17.53 per share.

Dividends

The Company intends to maintain its FY09 dividend rate in FY10.

Conference Call

At 4:30 pm EDT today, the Company will conduct a conference call for analysts and investors.  To access the call, please dial the number below approximately five to 10 minutes prior to the scheduled starting time:

U.S./Canada (877) 247-6355 – Access Code: 15442394
International (706) 679-0371– Access Code: 15442394

The call will be webcast in a listen-only format for the media and public. The webcast can be accessed directly at http://investor-relations.hrblock.com.  A replay of the call will be available beginning at 7:30 pm EDT today, and continuing until July 13, 2009, by dialing (800) 642-1687 (U.S./Canada) or (706) 645-9291 (international).  The conference id is 15442394.  The webcast will be available for replay at http://investor-relations.hrblock.com

Forward Looking Statements

This announcement may contain forward-looking statements, which are any statements that are not historical facts. These forward-looking statements, as well as the Company’s guidance, are based upon the Company’s current expectations and there can be no assurance that such expectations will prove to be correct. Because forward-looking statements involve risks and uncertainties and speak only as of the date on which they are made, the Company’s actual results could differ materially from these statements. These risks and uncertainties relate to, among other things, uncertainties regarding the Company’s ability to attract and retain clients; meet its prepared returns targets; uncertainties and potential contingent liabilities arising from our former mortgage loan origination and servicing business; uncertainties in the residential mortgage market and its impact on loan loss provisions; uncertainties pertaining to the commercial debt market; competitive factors; the Company’s effective income tax rate; litigation; uncertainties regarding the level of share repurchases; and changes in market, economic, political or regulatory conditions. Information concerning these risks and uncertainties is contained in Item 1A of the Company’s 2009 annual report on Form 10-K and in other filings by the Company with the Securities and Exchange Commission.

About H&R Block

H&R Block Inc. (NYSE: HRB) is the world’s preeminent tax services provider, having prepared more than 500 million tax returns since 1955.  In fiscal 2009, H&R Block had annual revenues of $4.1 billion and prepared more than 24 million tax returns worldwide, utilizing more than 120,000 highly trained tax professionals.  The Company provides tax return preparation services in person, online through H&R Block Online, through its TaxCut® software and through other channels.  The Company is also one of the leading providers of business services through RSM McGladrey. For more information visit our Online Press Center at www.hrblock.com.

For Further Information

Investor Relations Derek Drysdale, 816.854.4513, derek.drysdale@hrblock.com
Media Relations	Nancy Mays, 816.854.4537, nmays@hrblock.com

# # #

KEY OPERATING RESULTS

Unaudited, amounts in thousands, except per share data

	Three months ended April 30,
	Revenues		Income (loss)
	2009	2008	2009	2008

Tax Services	$2,097,019	$2,166,163	$1,111,850	$1,111,398
Business Services	304,936	317,931	72,616	72,308
Consumer Financial Services	60,821	53,098	21,506	(1,267)
Corporate and Eliminations	3,977	3,924	(27,918)	(38,462)
	$2,466,753	$2,541,116	1,178,054	1,143,977
Income taxes			470,245	458,017
Net income from continuing operations			707,809	685,960
Net loss from discontinued operations			(906)	(142,398)
Net income			$706,903	$543,562

Basic earnings (loss) per share:
Net income from continuing operations			$2.10	$2.11
Net loss from discontinued operations			—	(0.44)
Net income			$2.10	$1.67

Basic shares outstanding			336,859	325,610

Diluted earnings (loss) per share:
Net income from continuing operations			$2.09	$2.09
Net loss from discontinued operations			—	(0.43)
Net income			$2.09	$1.66

Diluted shares outstanding			337,963	328,028

	Year ended April 30,
	Revenues		Income (loss)
	2009	2008	2009	2008
Tax Services	$3,033,123	$2,988,617	$893,805	$785,839
Business Services	897,809	941,686	96,097	88,797
Consumer Financial Services	141,801	142,706	(14,508)	11,484
Corporate and Eliminations	10,844	13,621	(136,024)	(151,049)
	$4,083,577	$4,086,630	839,370	735,071
Income taxes			326,315	289,124
Net income from continuing operations			513,055	445,947
Net loss from discontinued operations			(27,382)	(754,594)
Net income (loss)			$485,673	($308,647)

Basic earnings (loss) per share:
Net income from continuing operations			$1.54	$1.37
Net loss from discontinued operations			(0.08)	(2.32)
Net income (loss)			$1.46	($0.95)

Basic shares outstanding			332,787	324,810

Diluted earnings (loss) per share:
Net income from continuing operations			$1.53	$1.36
Net loss from discontinued operations			(0.08)	(2.30)
Net income (loss)			$1.45	($0.94)

Diluted shares outstanding			334,539	327,468

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Basic earnings per share is based on the weighted average number of shares outstanding. The dilutive effect of potential common shares is included in diluted earnings per share.

Effective November 1, 2008, we sold HRB Financial Corporation, including our securities brokerage business formerly conducted through H&R Block Financial Advisors, Inc. (HRBFA), to Ameriprise Financial, Inc. We recorded a loss in connection with the disposition of this business totaling $12.2 million. As of April 30, 2009, the results of operations of HRBFA and its direct corporate parent are presented as discontinued operations in the condensed consolidated financial statements. All periods presented reflect our discontinued operations.

Discontinued operations in the prior year also include our former mortgage businesses and the results of three smaller lines of business previously reported in our Business Services segment.

CONDENSED CONSOLIDATED BALANCE SHEETS

Amounts in thousands, except share data

	April 30,	April 30,
	2009	2008
ASSETS
Current assets:
Cash and cash equivalents	$1,654,663	$664,897
Cash and cash equivalents - restricted	51,656	7,031
Receivables, net	512,814	534,229
Prepaid expenses and other current assets	351,947	420,738
Assets of discontinued operations, held for sale	—	987,592
Total current assets	2,571,080	2,614,487

Mortgage loans held for investment, net	744,899	966,301
Property and equipment, net	368,289	363,664
Intangible assets, net	385,998	147,368
Goodwill	850,230	831,314
Other assets	439,226	700,291
Total assets	$5,359,722	$5,623,425

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Customer banking deposits	$854,888	$785,624
Accounts payable, accrued expenses and other current liabilities	705,945	739,887
Accrued salaries, wages and payroll taxes	259,698	365,712
Accrued income taxes	543,967	439,380
Current portion of long-term debt	8,782	7,286
Federal Home Loan Bank borrowings	25,000	129,000
Liabilities of discontinued operations, held for sale	—	644,446
Total current liabilities	2,398,280	3,111,335

Long-term debt	1,032,122	1,031,784
Federal Home Loan Bank borrowings	75,000	—
Other noncurrent liabilities	448,461	492,488
Total liabilities	3,953,863	4,635,607

Stockholders’ equity:
Common stock, no par, stated value $.01 per share	4,442	4,359
Additional paid-in capital	836,477	695,959
Accumulated other comprehensive income (loss)	(11,639)	2,486
Retained earnings	2,671,437	2,384,449
Less treasury shares, at cost	(2,094,858)	(2,099,435)
Total stockholders’ equity	1,405,859	987,818
Total liabilities and stockholders’ equity	$5,359,722	$5,623,425

Supplementary balance sheet data:
Total cash, as reported	$1,654,663	$664,897
Total debt, as reported (1)	1,040,904	1,039,070
Net cash (debt)	$613,759	($374,173)

(1) Excludes Federal Home Loan Bank borrowings and deposits.

CONDENSED CONSOLIDATED INCOME STATEMENTS

Unaudited, amounts in thousands, except per share data

	Three months ended April 30,		Year ended April 30,
	2009	2008	2009	2008
Revenues:
Service revenues	$2,081,162	$2,125,982	$3,437,906	$3,393,906
Other revenues:
Product and other revenues	324,573	364,934	491,155	541,166
Interest income	61,018	50,200	154,516	151,558
	2,466,753	2,541,116	4,083,577	4,086,630
Operating expenses:
Cost of services	1,023,687	1,015,598	2,296,449	2,280,478
Cost of other revenues	82,879	112,786	299,769	307,715
Selling, general and administrative	184,436	274,495	648,490	788,898
	1,291,002	1,402,879	3,244,708	3,377,091

Operating income	1,175,751	1,138,237	838,869	709,539
Other income, net	2,303	5,740	501	25,532

Income from continuing operations before taxes	1,178,054	1,143,977	839,370	735,071
Income taxes	470,245	458,017	326,315	289,124

Net income from continuing operations	707,809	685,960	513,055	445,947
Net loss from discontinued operations	(906)	(142,398)	(27,382)	(754,594)

Net income (loss)	$706,903	$543,562	$485,673	($308,647)

Basic earnings (loss) per share:
Net income from continuing operations	$2.10	$2.11	$1.54	$1.37
Net loss from discontinued operations	—	(0.44)	(0.08)	(2.32)
Net income (loss)	$2.10	$1.67	$1.46	($0.95)

Basic shares outstanding	336,859	325,610	332,787	324,810

Diluted earnings (loss) per share:
Net income from continuing operations	$2.09	$2.09	$1.53	$1.36
Net loss from discontinued operations	—	(0.43)	(0.08)	(2.30)
Net income (loss)	$2.09	$1.66	$1.45	($0.94)

Diluted shares outstanding	337,963	328,028	334,539	327,468

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

Unaudited, amounts in thousands

	Year ended April 30,
	2009	2008
Cash flows from operating activities:
Net income (loss)	$485,673	($308,647)
Adjustments to reconcile net income (loss) to net cash
provided by operating activities:
Depreciation and amortization	123,631	119,514
Provision for bad debts and loan losses	181,829	174,813
Provision for deferred taxes	73,213	(51,695)
Stock-based compensation	26,557	40,373
Operating cash flows provided by discontinued operations:
Loss on sale of discontinued operations	10,626	45,510
Other	86,952	167,535
Other net changes in working capital, net of acquisitions	35,958	71,357
Net cash provided by operating activities	1,024,439	258,760

Cash flows from investing activities:
Principal repayments on mortgage loans held for investment, net	91,329	207,606
Purchases of property and equipment, net	(97,880)	(101,554)
Payments made for business acquisitions, net of cash acquired	(293,805)	(24,872)
Investing cash flows provided by (used in) discontinued operations:
Proceeds from sale of operating units, net of cash	303,983	1,114,535
Other	(48,917)	(69,545)
Other, net	50,850	21,119
Net cash provided by investing activities	5,560	1,147,289

Cash flows from financing activities:
Repayments of commercial paper	—	(5,125,279)
Proceeds from issuance of commercial paper	—	4,133,197
Proceeds from issuance of Senior Notes	—	599,376
Repayments of other borrowings	(4,762,294)	(9,055,426)
Proceeds from other borrowings	4,733,294	8,505,426
Customer banking deposits	64,357	(345,391)
Dividends paid	(198,685)	(183,628)
Acquisition of treasury shares	(106,189)	(7,280)
Proceeds from issuance of common stock	141,415	—
Proceeds from exercise of stock options	71,594	23,322
Financing cash flows provided by (used in) discontinued operations	4,783	(64,439)
Other, net	11,492	(37,947)
Net cash used in financing activities	(40,233)	(1,558,069)

Net increase (decrease) in cash and cash equivalents	989,766	(152,020)
Cash and cash equivalents at beginning of the year	664,897	816,917
Cash and cash equivalents at end of the year	$1,654,663	664,897

Supplementary cash flow data:
Income taxes paid, net of refunds received	($1,593)	($238,803)
Interest paid on borrowings	89,541	173,181
Interest paid on deposits	14,004	44,501
Transfers of loans to foreclosed assets	65,171	—

U.S. TAX OPERATING DATA

(amounts in thousands, except average fee)

	Year ended April 30,		Percent
	2009	2008	Change
Net tax preparation fees: (1)
Company-owned operations	$2,000,281	$1,930,117	3.6%
Franchise operations	828,871	876,579	-5.4%
	$2,829,152	$2,806,696	0.8%

Tax returns prepared: (2),(3)
Company-owned operations	10,231	10,530	-2.8%
Franchise operations	4,936	5,577	-11.5%
Total retail operations	15,167	16,107	-5.8%
Software	2,418	2,378	1.7%
Online	2,775	1,911	45.2%
Total paid digital tax solutions	5,193	4,289	21.1%
Free File Alliance	788	1,453	-45.8%
Total digital tax solutions	5,981	5,742	4.2%
	21,148	21,849	-3.2%

Net average fee per tax return prepared: (4)
Company-owned operations	$196.16	$183.68	6.8%
Franchise operations	169.04	157.72	7.2%
	$187.36	$174.70	7.2%

(1) Amounts include gross tax preparation fees less coupons and discounts.

(2) Prior year numbers have not been reclassified between company-owned and franchise offices for offices which commenced company-owned operations during fiscal year 2009. Fiscal year 2009 returns include approximately 470,000 returns prepared in offices of our last major franchise operator, which we acquired in November 2008.

(3) Fiscal year 2008 amounts exclude Economic Stimulus Act only filers of approximately 164,000 and 127,000 for company-owned and franchise operations, respectively.

(4) Amounts are calculated as net tax preparation fees divided by retail tax returns prepared.